Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2022

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 26, 2022 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2022 results: The Company’s revenues in the third quarter 2022 were $66.5 million, compared to $52.3 million in the third quarter 2021, an increase of $14.1 million, or 27.0%. For the first nine months 2022, Company revenues were $177.9 million, compared to $143.1 million in the first nine months 2021, an increase of $34.7 million, or 24.2%. Lime and limestone revenues were $65.7 million in the third quarter 2022, compared to $51.7 million in the third quarter 2021, an increase of $14.0 million, or 27.0%. For the first nine months 2022, lime and limestone revenues were $175.6 million, compared to $141.8 million in the first nine months 2021, an increase of $33.8 million, or 23.8%. The increase in revenues in the third quarter 2022, compared to the third quarter 2021, resulted primarily from increased sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction, agriculture, roofing, and oil and gas services customers, as well as an increase in the average selling prices for the Company’s lime and limestone products. The increase in revenues in the first nine months 2022, compared to the first nine months 2021, resulted primarily from increased sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction, agriculture, and oil and gas services customers, and an increase in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $22.6 million in the third quarter 2022, compared to $17.3 million in the third quarter 2021, an increase of $5.2 million, or 30.3%. Gross profit in the first nine months 2022 was $53.5 million, compared to $45.9 million in the first nine months 2021, an increase of $7.6 million, or 16.5%. The Company’s lime and limestone gross profit was $22.2 million in the third quarter 2022, compared to $17.1 million in the third quarter 2021, an increase of $5.0 million or 29.4%. The Company’s lime and limestone gross profit in the first nine months 2022 was $52.3 million, compared to $45.6 million in the first nine months 2021, an increase of $6.7 million, or 14.7%. The increases in lime and limestone gross profit in the third quarter and first nine months 2022, compared to the comparable 2021 periods, resulted primarily from the increased revenues discussed above, partially offset by increased production costs, principally from higher transportation, energy, labor, and supplies costs. The pace of increases in production costs slowed somewhat during the third quarter 2022, relative to the inflationary pressures of the first half of the year. However, risks to the Company’s production costs, supply chain, and freight and transportation remain. These risks include, but are not limited to, the impact that foreign oil production cuts may have on the price of petroleum and petroleum-based products, and the risks potential railroad labor disputes may pose for the Company’s supply chain, freight and transportation.

Selling, general and administrative (“SG&A”) expenses were $3.5 million in the third quarter 2022, compared to $3.1 million in the third quarter 2021, an increase of $0.4 million, or 12.7%. SG&A expenses were $11.0 million in the first nine months 2022, compared to $9.2 million in the first nine months 2021, an increase of $1.9 million, or 20.3%. The increases in SG&A expenses in the 2022 periods were primarily due to increased personnel expenses.

The Company reported net income of $15.7 million ($2.77 per share diluted) and $34.6 million ($6.10 per share diluted) in the third quarter and first nine months 2022, respectively, compared to $11.3 million ($1.99 per share diluted) and $29.4 million ($5.19 per share diluted) in the third quarter and first nine months 2021, respectively, reflecting increases of $4.4 million, or 39.1%, and $5.2 million, or 17.7%, respectively.

“We are pleased with our performance in the third quarter, particularly considering the inflationary and supply chain challenges we are facing. We have made progress in passing along the cost increases that we have experienced this year,” said Timothy W. Byrne, President and Chief Executive Officer. “We continue to see strong demand from our construction customers and have benefited from long stretches of dry weather in our Texas markets,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on December 16, 2022 to shareholders of record at the close of business on November 25, 2022.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of increasing costs, supply chain, freight and transportation issues, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
INCOME STATEMENTS

Revenues	$66,457	$52,311	$177,858	$143,147
Cost of revenues	43,867	34,970	124,320	97,206
Gross profit	$22,590	$17,341	$53,538	$45,941

Selling, general and administrative expenses	$3,543	$3,145	$11,026	$9,169
Operating profit	$19,047	$14,196	$42,512	$36,772
Interest expense	64	63	190	187
Interest and other income, net	(578)	(147)	(815)	(272)
Income tax expense	3,835	2,972	8,505	7,425
Net income	$15,726	$11,308	$34,632	$29,432

Income per share of common stock:
Basic	$2.77	$2.00	$6.11	$5.20
Diluted	$2.77	$1.99	$6.10	$5.19
Weighted-average shares outstanding:
Basic	5,672	5,657	5,671	5,656
Diluted	5,680	5,669	5,679	5,668
Cash dividends per share of common stock	$0.20	$0.16	$0.60	$0.48

			September 30,	December 31,
			2022	2021
BALANCE SHEETS
Assets:
Current assets			$182,032	$150,430
Property, plant and equipment, net			169,380	162,172
Other non-current assets			4,468	3,594
Total assets			$355,880	$316,196
Liabilities and Stockholders’ Equity:
Current liabilities			$14,687	$11,188
Deferred tax liabilities, net			25,239	23,055
Other long-term liabilities			4,552	3,747
Stockholders’ equity			311,402	278,206
Total liabilities and stockholders’ equity			$355,880	$316,196

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